Exhibit 10.1A

FIRST AMENDMENT TO THE

AMERCO EMPLOYEE STOCK OWNERSHIP PLAN

On March 16, 1973, AMERCO, a Nevada corporation (the "Corporation") established the AMERCO Profit Sharing Retirement Trust (the "Profit Sharing Plan") for certain of its employees. The Profit Sharing Plan was subsequently amended from time to time. Effective April 1, 1984, the Corporation established the AMERCO Employee Savings and Protection Plan (the "Savings Plan") to permit employee contributions to be made on a favorable tax basis through utilization of the provisions of Section 401(k) of the Internal Revenue Code (the "Code"). The Savings Plan was subsequently amended from time to time. Effective January 1, 1988, the Profit Sharing Plan and the Savings Plan were merged into a single plan called the "AMERCO Retirement Savings and Profit Sharing Plan" (the "Profit Sharing Plan").

Effective as of July 24, 1988, AMERCO established an "employee stock ownership plan" (as defined in Section 407(d)(6) of the Employee Retirement Income Security Act of 1974 (the "Act") and Section 4975(e)(7) of the Code) designed to invest primarily in "qualifying employer securities" (as defined in Section 407(d)(5) of the Act and Section 4975(e)(8) of the Code) of the Corporation (the "ESOP"). At the time, the ESOP was contained in a single document with the Profit Sharing Plan and became known as the "AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan." Notwithstanding the fact that the ESOP was contained in a single document, it was in fact a "stand alone" plan.

The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan was subsequently amended and restated in its entirety effective January 1, 1989 to comply with the Tax Reform Act of 1986 ("TRA 86") and to make certain other modifications. The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan was then amended on four occasions.

The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan was then amended and restated in its entirety to comply with the Small Business Job Protection Act of 1996 ("SBJPA"), the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA "), the Taxpayer Relief Act of 1997 ("TRA 97")

The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan was subsequently amended to comply with GUST and EGTRRA legislative changes and to make certain other modifications.

Effective January 1, 2007, the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan (the "ESOP") was amended by restating the AMERCO Employee Stock Ownership Plan its entirety as a separate plan document to incorporate certain amendments, and make certain administrative as well as other miscellaneous changes. The AMERCO Employee Savings and Profit Sharing Plan was also restated and amended in its entirety as a separate plan document (the "Employee Savings and Profit Sharing Plan").

By the adoption of this document, the ESOP (hereinafter the "Plan") is amended, effective January 1, 2009, as follows:

1. Section 11.5 (d) of the Plan is hereby amended and restated in its entirety to provide as follows:

"(b) TERMINATION AND DISABILITY. Payment to a Participant who is entitled to benefits under Section 11.2 or Section 11.4 normally shall commence not later than the date on which the Participant shall attain his Normal Retirement Date. As a general rule, the Benefits Department will begin distributions pursuant to Section 11.2 or Section 11.4 as soon as possible after the year-end Accounting Date next following the Participant's termination of employment or discontinuance of active employment due to Disability. At the written request of the Participant, his ESOP Account may be distributed as soon as possible following the Participant's Termination Date or discontinuance of active employment due to Disability. If the total amount distributable to the Participant from his Account at the time of any distribution under this ARTICLE ELEVEN exceeds One Thousand Dollars ($1,000.00), no distribution shall be made unless the Participant requests said distribution in writing. For purposes of this rule, if the total amount distributable to the Participant from all his accounts at the time of any distribution exceeds One Thousand Dollars ($1,000.00) then the amount in the Participant's account at all times thereafter will be deemed to exceed One Thousand Dollars ($1,000.00)."

2. Section 11.6 (a) of the Plan is hereby amended and restated in its entirety to provide as follows:

"(a)           DISTRIBUTION.

(i) Distribution of amounts credited to the ESOP Fund shall be made in Employer Securities in a single distribution (other than cash in lieu of fractional shares).

(ii) Effective January 1, 2009, if the value of a Participant's Account at the time of distribution does not exceed One Thousand Dollars ($1,000.00), payment of amounts credited to the ESOP Fund shall be made in cash, subject to the Participant's or Beneficiary's right to elect a distribution of Employer Securities with respect to amounts credited to the ESOP Fund (other than cash in lieu of fractional shares)."

3. Section 11.6 (e) of the Plan is hereby amended and restated in its entirety to provide as follows:

"(e) DISTRIBUTION OF SMALL AMOUNTS. Notwithstanding any provision of this Plan to the contrary, however subject to the right of a Participant to demand distribution in the form of Employer Securities, the Advisory Committee, in its sole discretion, may direct payment benefits, by a Policy set by the Advisory Committee with instructions to the Benefits Department in a single lump sum if the total amount distributable to the Participant from all of his accounts at the time of any distribution under this ARTICLE ELEVEN, does not exceed One Thousand Dollars ($1,000.00) For purposes of this rule, if the total amount distributable to the Participant from all his accounts at the time of any distribution exceeds One Thousand Dollars ($1,000.00), then the amount in the Participant's account at all times thereafter will be deemed to exceed One Thousand Dollars ($1,000.00). The Advisory Committee, in its sole discretion, may direct payment of the total amount distributable to the Participant, regardless of whether the balance of all his accounts at any time ever exceeded One Thousand Dollars ($1,000.00), upon such distributable amount falling below One Thousand Dollars ($1,000.00). Participant consent shall still be required however if the Participant had previously had a Benefit Commencement Date. All distributions pursuant to this paragraph must be made not later than the close of the second Plan Year following the Plan Year in which the Participant's employment is terminated.

Effective with respect to distributions made on or after January 1, 2002 with respect to Participants who separate from service on or after January 1, 2002, the value of a Participant's nonforfeitable Account Balance shall be determined without regard to that portion of the Account Balance that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii) and 457(e)(16) of the Code. If the value of the Participant's nonforfeitable Account Balance as so determined is One Thousand Dollars ($1,000.00) or less, the Plan may distribute the Participant's entire nonforfeitable Account Balance, subject, however, to the right of a Participant to demand distribution in the for of Employer Securities."

4. All other provisions of the Plan not specifically amended herein shall remain in full force and effect but shall be construed to give effect to the amendments made herein unless it is clearly in error to do so.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed by its duly authorized representative this 3rd day of December, 2008.